Ex. 99.1

Silvergate Capital Corporation Announces Third Quarter 2019 Results
La Jolla, CA, December 4, 2019 -- Silvergate Capital Corporation (“Silvergate” or the “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (the “Bank”), today announced financial results for the period ended September 30, 2019.
Third Quarter 2019 Financial Highlights

•
Net income for the quarter was $6.7 million, or $0.36 per diluted share, compared to net income of $5.2 million, or $0.28 per diluted share, for the second quarter of 2019, and net income of $6.3 million, or $0.34 per diluted share, for the third quarter of 2018

•	Digital currency customers grew to 756 in the third quarter from 655 at June 30, 2019, and from 483 at September 30, 2018

•
The Silvergate Exchange Network (“SEN”) handled $10.4 billion of U.S. dollar transfers in the third quarter as compared to $8.6 billion in the second quarter of 2019, and $1.7 billion in the third quarter of 2018

•	Digital currency customer related fee income for the quarter was $1.6 million as compared to $1.1 million in the second quarter of 2019, and $0.7 million in the third quarter 2018

•	Book value per share was $12.92 at September 30, 2019, compared to $12.04 at June 30, 2019, and $10.30 at September 30, 2018

•	Efficiency ratio for the quarter was 59.93%, compared to 64.50% for the second quarter of 2019 and 56.65% for the third quarter of 2018
Alan Lane, President and Chief Executive Officer of Silvergate, commented, “Our third quarter results clearly demonstrate the strong network effect and growing competitive position of the Silvergate Exchange Network, ‘SEN’, with 756 digital currency customers, 101 of which were added in the quarter. Our growing digital currency customer base is rapidly adopting our proprietary global payments platform with over $10 billion dollars moving across the SEN in the third quarter. We also experienced digital currency related fee income growth of 177%, year over year, as the SEN continues to gain broad adoption by both institutional investors and exchanges, and we see an opportunity to further expand the services that we offer.”
Mr. Lane continued, “Over much of the last year we have pursued an initial public offering, and I am pleased to report that we completed this significant milestone on November 7, 2019 when our shares began trading on the New York Stock Exchange. The successful completion of our IPO would not have been possible without our dedicated employees, customers, and partners who I would like to thank for their hard work and commitment. Our offering is an important step in the transformation and growth of Silvergate and I am excited with the many opportunities that lie ahead as we continue to grow the SEN, diversify our revenues and further scale the platform.”

	As of or for the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$6,656	$5,156	$6,279
Diluted earnings per share	$0.36	$0.28	$0.34
Return on average assets (ROAA)(1)	1.20%	1.03%	1.27%
Return on average equity (ROAE)(1)	11.78%	10.04%	13.74%
Net interest margin(1)(2)	3.39%	3.56%	3.67%
Cost of deposits(1)(3)	0.50%	0.28%	0.09%
Cost of funds(1)(3)	0.59%	0.43%	0.17%
Efficiency ratio(4)	59.93%	64.50%	56.65%
Total assets	$2,136,844	$2,242,034	$2,150,553
Total deposits	$1,848,095	$1,938,650	$1,937,326
Book value per share	$12.92	$12.04	$10.30
Tier 1 leverage ratio	10.43%	11.11%	10.25%
Total risk-based capital ratio	25.97%	26.57%	26.56%
________________________

(1)	Data has been annualized.

(2)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

(3)	Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to the cost of a hedging strategy discussed in “Balance Sheet —Securities” in more detail below.

(4)	Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.
Digital Currency Initiative
At September 30, 2019, our digital currency customers increased to 756 from 655 at June 30, 2019, and from 483 at September 30, 2018. At September 30, 2019, we had 250 prospective digital currency customers in various stages of our customer onboarding process, compared to 228 at June 30, 2019. In addition, for the three months ended September 30, 2019, $10.4 billion of U.S. dollar transfers occurred on the SEN, bringing total U.S. dollar transfers on the SEN to $23.1 billion and total funds transfers including wires to $41.5 billion for the nine months ended September 30, 2019.

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

	(Dollars in millions)
# SEN Transactions	12,312	12,254	1,453	31,663	2,892
$ Volume of SEN Transactions	$10,425	$8,625	$1,680	$23,126	$4,359
Results of Operations, Quarter Ended September 30, 2019
Net Interest Income and Net Interest Margin Analysis
Net interest income totaled $18.4 million for the third quarter of 2019, compared to $17.6 million for the second quarter of 2019, and $18.0 million for the third quarter of 2018.
Compared to the second quarter of 2019, net interest income increased $0.9 million due to an increase in interest earning assets driven primarily by an increase in average balances of securities and mortgage warehouse loans, partially offset by a decrease in interest earning deposits in other banks and an increase in interest bearing liabilities. The increase in securities was driven primarily by the purchase of fixed-rate commercial mortgage-backed securities and adjustable rate residential mortgage-backed securities. The increase in interest bearing liabilities was primarily due to the issuance of callable brokered certificates of deposits, which were used to fund fixed-rate commercial mortgage-backed securities, both associated with a hedging strategy which is discussed in further detail in the “Balance Sheet—Securities” section.
Compared to the third quarter of 2018, net interest income increased $0.5 million due to a $217.1 million increase in average interest earning assets and an 11 basis point increase in our yield on earning assets, partially offset by a

$241.3 million increase in average interest bearing liabilities. Average interest earning assets increased due to an increase in average balances of securities and loans, partly offset by a decrease in interest earning deposits in other banks. The increase in securities was driven by the purchase of fixed-rate commercial mortgage-backed securities and adjustable rate residential mortgage-backed securities, while the increase in loans was primarily driven by an increase in mortgage warehouse loans, partly offset by a decrease in commercial loans related to the sale of the business lending division in the first quarter of 2019. Yields on earning assets benefited from the increase in securities relative to interest earnings deposits in other banks, and from an overall increase in higher yielding loans. The increase in interest bearing deposits was primarily due to the issuance of callable brokered certificates of deposits, which were used to fund fixed-rate commercial mortgage-backed securities, both associated with a hedging strategy which is discussed in further detail in the “Balance Sheet—Securities” section. Noninterest bearing deposits generated by the digital currency initiative are primarily invested in securities and interest earning deposits.
Net interest margin for the third quarter of 2019 was 3.39%, compared to 3.56% for the second quarter of 2019, and 3.67% for the third quarter of 2018. The decrease in the net interest margin compared to the second quarter of 2019 was driven by the increase in interest bearing deposits due to the issuance of callable brokered certificates of deposits, while the yield on interest earning assets was relatively flat as the impact of the federal funds rate reductions was offset by a higher level of securities and loans relative to interest earning deposits in other banks. The net margin decrease from the third quarter of 2018 was primarily due to the callable brokered certificates of deposits associated with the hedging strategy.

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$234,606	$1,183	2.00%	$530,325	$3,058	2.31%	$770,832	$3,921	2.02%
Securities	935,263	6,510	2.76%	579,464	4,501	3.12%	266,718	1,941	2.89%
Loans(1)(2)	979,283	13,574	5.50%	860,682	11,684	5.45%	895,107	12,726	5.64%
Other	10,742	121	4.47%	10,743	229	8.55%	10,140	119	4.66%
Total interest earning assets	2,159,894	21,388	3.93%	1,981,214	19,472	3.94%	1,942,797	18,707	3.82%
Noninterest earning assets	45,306			28,440			12,706
Total assets	$2,205,200			$2,009,654			$1,955,503
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$438,277	$2,385	2.16%	$270,360	$1,194	1.77%	$234,044	$400	0.68%
FHLB advances and other borrowings	43,642	289	2.63%	60,639	443	2.93%	6,622	98	5.87%
Subordinated debentures	15,810	271	6.80%	15,807	267	6.78%	15,796	239	6.00%
Total interest bearing liabilities	497,729	2,945	2.35%	346,806	1,904	2.20%	256,462	737	1.14%
Noninterest bearing liabilities:
Noninterest bearing deposits	1,468,992			1,445,529			1,512,393
Other liabilities	14,400			11,371			5,297
Shareholders’ equity	224,079			205,948			181,351
Total liabilities and shareholders’ equity	$2,205,200			$2,009,654			$1,955,503
Net interest spread(3)			1.58%			1.74%			2.68%
Net interest income		$18,443			$17,568			$17,970
Net interest margin(4)			3.39%			3.56%			3.67%
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(1)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(2)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(3)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(4)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

Provision for Loan Losses
The Company recorded a reversal of provision for loan losses of $0.9 million for the third quarter of 2019, compared to a provision of $0.2 million for the second quarter of 2019, and no provision for the third quarter of 2018. For a discussion on the provision and allowance for loan losses, see “Balance Sheet—Asset Quality and Allowance for Loan Losses.”
Noninterest Income
Noninterest income for the third quarter of 2019 was $2.6 million, an increase of $0.4 million, or 20.7%, from the second quarter of 2019. The primary driver of this increase was a $0.5 million, or 41.5% increase in deposit related fees attributed to increases in cash management, foreign exchange, and SEN related fees associated with our digital currency initiative.
Noninterest income for the third quarter of 2019 increased by $0.4 million, or 19.0%, compared to the third quarter of 2018, primarily due to an increase of $1.0 million, or 140.8%, in deposit related fees. The increase was partially offset by decreases in service fees related to off-balance sheet deposits, gain on sale of loans and other income. Deposit related fees increased primarily due to increases in cash management, foreign exchange, and SEN related fees associated with our digital currency initiative.

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$373	$346	$393
Service fees related to off-balance sheet deposits	283	412	573
Deposit related fees	1,657	1,171	688
Gain on sale of loans	248	156	416
Other income	38	69	114
Total noninterest income	$2,599	$2,154	$2,184
Noninterest Expense
Noninterest expense totaled $12.6 million for the third quarter of 2019, a decrease of $0.1 million compared to the second quarter of 2019, and an increase of $1.2 million compared to the third quarter of 2018.
Noninterest expense decreased from the prior quarter due to lower occupancy and equipment, professional services and federal deposit insurance expense that was partially offset by an increase in salaries and employee benefits and communications and data processing.
Noninterest expense increased from the third quarter of 2018 due to continued expansion of our technology-driven banking platform with significant capacity to support potential future growth. Salaries and employee benefits increased $1.0 million from the third quarter of 2018 due primarily to an increase in full-time equivalent employees associated with growth in project management and operations to support the expansion of our technology driven platform. This was partially offset by a reduction in personnel as a result of the sale of the Bank’s San Marcos branch and business loan operations. Occupancy and equipment expense increased by $0.2 million in the third quarter of 2019 compared to the third quarter of 2018, due to an increase in leased space for the corporate headquarters, partially offset by the sale of the San Marcos branch. Communications and data processing increased $0.6 million from enhancements to our IT infrastructure and expansion projects to support our digital currency initiative.

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$8,277	$8,082	$7,259
Occupancy and equipment	892	1,012	742
Communications and data processing	1,298	1,123	703
Professional services	889	1,073	1,507
Federal deposit insurance	39	168	214
Correspondent bank charges	288	301	240
Other loan expense	47	118	57
Other real estate owned expense (recovery)	75	5	(10)
Other general and administrative	806	839	705
Total noninterest expense	$12,611	$12,721	$11,417
Income Tax Expense
Income tax expense was $2.6 million for the third quarter of 2019, compared to $1.7 million for the second quarter of 2019, and $2.5 million for the third quarter of 2018. Our effective tax rate for the third quarter of 2019 was 28.3%, compared to 24.7% for the second quarter of 2019, and 28.1% third quarter of 2018. The lower effective tax rate for the second quarter of 2019 was due to recognized tax benefits which include excess benefits from stock-based compensation.
Results of Operations, Nine Months Ended September 30, 2019
Net income for the nine months ended September 30, 2019 was $21.2 million, or $1.16 per diluted share, compared to $14.3 million, or $0.86 per diluted share, for the same period in 2018.
Net interest income for the nine months ended September 30, 2019 was $55.3 million, compared to $48.8 million for the same period in 2018. The increase in net interest income was primarily due to an increase of $9.8 million in interest income partially offset by an increase of $3.2 million in interest expense. The increase in interest income was the result of both an increase in average earning assets and higher yields on those assets, driven in part by an increase in both securities and loans relative to cash and cash equivalents.
Noninterest income for the nine months ended September 30, 2019 was $12.6 million, compared to $5.6 million for the same period in 2018. The increase in total noninterest income was primarily due to the increase in fee income from our digital currency customers and the $5.5 million gain on sale of branch that occurred in the first quarter of 2019.
Noninterest expense was $38.8 million for the nine months ended September 30, 2019, compared to $34.3 million for the nine months ended September 30, 2018. The increase in noninterest expense was primarily due to increases in salaries and benefits and communications and data processing corresponding to our organic growth as we have expanded our operational infrastructure and implemented our plan to build an efficient, technology-driven banking operation with significant capacity for growth.
Income tax expense was $8.3 million for the nine months ended September 30, 2019, compared to an income tax expense of $5.5 million for the same period in 2018.
Balance Sheet
Deposits
At September 30, 2019, deposits totaled $1.8 billion, a decrease of $90.6 million, or 4.7%, from June 30, 2019, and a decrease of $89.2 million, or 4.6%, from September 30, 2018. Noninterest bearing deposits totaled $1.4 billion (representing approximately 75.5% of total deposits) at September 30, 2019, a decrease of $155.5 million from the prior quarter end and a $314.2 million decrease compared to September 30, 2018. The decrease in total deposits from the prior quarter reflects changes in deposit levels of our digital currency customers, offset slightly by an increase of $75.0 million in callable brokered certificates of deposit. The decrease in total deposits from September 30, 2018 was also impacted by the sale of the San Marcos branch, which reduced total deposits by $74.5 million, offset by an increase of $325.0 million in callable brokered certificates of deposit associated with the implementation of a hedging strategy. While deposits may fluctuate in the ordinary course of business, the Company has continued to add new digital currency customers each quarter.
The weighted average cost of deposits for the third quarter of 2019 was 0.50%, compared to 0.28% for the second quarter of 2019, and 0.09% for the third quarter of 2018. The increase in the weighted average cost of deposits compared to the second quarter of 2019 and the third quarter of 2018 was driven by the addition of new callable brokered certificates of deposit associated with a hedging strategy, as discussed in “Balance Sheet—Securities” below.

	Three Months Ended
	September 30, 2019		June 30, 2019		September 30, 2018
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$1,468,992	—	$1,445,529	—	$1,512,393	—
Interest bearing accounts:
Interest bearing demand accounts	47,945	0.14%	47,879	0.14%	53,676	0.14%
Money market and savings accounts	81,941	1.00%	77,293	0.83%	135,454	0.62%
Certificates of deposit:
Brokered certificates of deposit	303,524	2.81%	129,354	2.97%	—	—
Other	4,867	1.33%	15,834	1.53%	44,914	1.47%
Total interest bearing deposits	438,277	2.16%	270,360	1.77%	234,044	0.68%
Total deposits	$1,907,269	0.50%	$1,715,889	0.28%	$1,746,437	0.09%
The demand for new deposit accounts is attributable to our banking platform for innovators that includes the SEN, which is enabled through our online banking system or our proprietary API. These tools enable our clients to grow their business and scale operations.
The following table sets forth a breakdown of our digital currency customer base and the deposits held by such customers at the dates noted below:

	September 30, 2019		June 30, 2019		September 30, 2018
	Number of Customers	Total Deposits	Number of Customers	Total Deposits	Number of Customers	Total Deposits

	(Dollars in millions)
Digital currency exchanges	69	$546	51	$654	35	$793
Institutional investors	468	504	426	568	339	573
Other customers	219	247	178	242	109	227
Total	756	$1,297	655	$1,463	483	$1,593
Loan Portfolio
Total loans held-for-investment were $698.2 million at September 30, 2019, an increase of $6.7 million, or 1.0%, from June 30, 2019, and an increase of $2.0 million, or 0.3%, from September 30, 2018.

	September 30, 2019	June 30, 2019	September 30, 2018

	(Dollars in thousands)
Real estate loans:
One-to-four family	$212,440	$203,885	$184,847
Multi-family	77,901	80,080	23,270
Commercial	322,733	331,034	344,773
Construction	3,986	3,137	3,087
Commercial and industrial	14,563	10,658	88,173
Consumer and other	76	199	125
Reverse mortgage	1,629	1,686	1,901
Mortgage warehouse	61,856	57,923	48,409
Total gross loans held-for-investment	695,184	688,602	694,585
Deferred fees, net	2,997	2,857	1,621
Total loans held-for-investment	698,181	691,459	696,206
Allowance for loan losses	(6,191)	(7,049)	(8,388)
Total loans held-for-investment, net	$691,990	$684,410	$687,818
Total loans held-for-sale	$311,410	$235,834	$184,105
Loans held-for-sale included $306.7 million, $223.9 million and $181.4 million of mortgage warehouse loans at September 30, 2019, June 30, 2019, and September 30, 2018, respectively.
Asset Quality and Allowance for Loan Losses
At September 30, 2019, our allowance for loan losses was $6.2 million, a decrease of $0.9 million from June 30, 2019, and a decrease of $2.2 million from September 30, 2018. The ratio of the allowance for loan losses to gross loans held-for-investment at September 30, 2019 was 0.89%, compared to 1.02% and 1.21% at June 30, 2019 and September 30, 2018, respectively.
Nonperforming assets totaled $6.8 million, or 0.32% of total assets, at September 30, 2019, a decrease of $0.8 million from $7.6 million, or 0.34% of total assets at June 30, 2019, primarily due to loan payoffs and principal repayments on nonperforming commercial and industrial loans. Nonperforming assets decreased $3.1 million, from $9.9 million, or 0.46% of total assets, at September 30, 2018, primarily due to principal repayments on nonperforming commercial and industrial loans.

	September 30, 2019	June 30, 2019	September 30, 2018

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$6,707	$7,518	$9,835
Troubled debt restructurings	$1,840	$1,896	$555
Other real estate owned, net	$81	$112	$41
Nonperforming assets	$6,788	$7,630	$9,876

Asset Quality Ratios:
Nonperforming assets to total assets	0.32%	0.34%	0.46%
Nonperforming loans to gross loans(1)	0.96%	1.09%	1.42%
Nonperforming assets to gross loans and other real estate owned(1)	0.98%	1.11%	1.42%
Net charge-offs (recoveries) to average total loans(1)	0.01%	0.01%	(0.01)%
Allowance for loan losses to gross loans(1)	0.89%	1.02%	1.21%
Allowance for loan losses to nonperforming loans	92.31%	93.76%	85.29%
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(1)	Loans exclude loans held-for-sale at each of the dates presented.

Securities
Securities available-for-sale decreased $10.6 million, or 1.1%, from $920.5 million at June 30, 2019, and increased $607.6 million, or 201.0%, from $302.3 million at September 30, 2018, to $909.9 million at September 30, 2019. The Company’s securities portfolio has grown substantially due to the implementation of a hedging strategy and the purchase of high quality available-for-sale securities. In March 2019, the Bank implemented a hedging strategy that includes purchases of interest rate floors and commercial mortgage-backed securities, primarily funded by callable brokered certificates of deposit. This hedging strategy is intended to reduce the Bank’s exposure to a decline in earnings in a declining interest rate environment with a minimal negative impact on current earnings. At September 30, 2019, the Company purchased $400.0 million in notional amount of interest rate floors, $350.4 million in fixed-rate commercial mortgage-backed securities and issued $325.0 million of callable brokered certificates of deposit related to the hedging strategy. The callable brokered certificates of deposit had an unamortized premium of $2.3 million and have an average life of 4.2 years as of September 30, 2019. These certificates of deposit are initially callable six months after issuance and monthly thereafter. The initial call dates for all callable brokered certificates of deposit are from October 2019 through January 2020. At September 30, 2019, we held a total of $196.0 million in callable certificates of deposit and $1.3 million of related unamortized premium, which was subsequently called after the end of the third quarter. In addition, the Company purchased $20.0 million in adjustable rate residential mortgage-backed securities during the third quarter of 2019 and sold $30.0 million of residential and commercial government agency collateralized mortgage obligations.
Capital Ratios
At September 30, 2019, the Company’s ratio of common equity to total assets was 10.79%, compared with 9.58% at June 30, 2019, and 8.53% at September 30, 2018. At September 30, 2019, the Company’s book value per share was $12.92, compared to $12.04 at June 30, 2019, and $10.30 at September 30, 2018.
At September 30, 2019, the Company had a tier 1 leverage ratio of 10.43%, common equity tier 1 capital ratio of 23.57%, tier 1 capital ratio of 25.28% and total capital ratio of 25.97%.
At September 30, 2019, the Bank had a tier 1 leverage ratio of 10.01%, common equity tier 1 capital ratio of 24.30%, tier 1 capital ratio of 24.30% and total capital ratio of 25.00%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

Capital Ratios	September 30, 2019	June 30, 2019	September 30, 2018
The Company
Tier 1 leverage ratio	10.43%	11.11%	10.25%
Common equity tier 1 capital ratio	23.57%	23.96%	23.50%
Tier 1 risk-based capital ratio	25.28%	25.75%	25.47%
Total risk-based capital ratio	25.97%	26.57%	26.56%
Common equity to total assets	10.79%	9.58%	8.53%
The Bank
Tier 1 leverage ratio	10.01%	10.62%	9.12%
Common equity tier 1 capital ratio	24.30%	24.66%	22.72%
Tier 1 risk-based capital ratio	24.30%	24.66%	22.72%
Total risk-based capital ratio	25.00%	25.49%	23.81%
About Silvergate:
Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 21 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. The Company’s assets consist primarily of its investment in the Bank and the Company’s primary activities are conducted through the Bank. The Company is subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Business Oversight, Division of Financial Institutions and, as a Federal Reserve member bank, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Any forward-looking statement speaks only as of the date of this shareholder letter, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands) (Unaudited)

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ASSETS
Cash and due from banks	$4,098	$2,036	$3,865	$4,177	$6,488
Interest earning deposits in other banks	156,160	339,325	529,159	670,243	943,838
Cash and cash equivalents	160,258	341,361	533,024	674,420	950,326
Securities available-for-sale, at fair value	909,917	920,481	462,330	357,178	302,317
Securities held-to-maturity, at amortized cost	—	63	70	73	81
Loans held-for-investment, net of allowance for loan losses	691,990	684,410	611,175	592,781	687,818
Loans held-for-sale, at lower of cost or fair value	311,410	235,834	234,067	350,636	184,105
Federal home loan and federal reserve bank stock, at cost	10,264	10,264	10,264	9,660	9,660
Accrued interest receivable	5,875	6,296	5,474	5,770	4,391
Other real estate owned, net	81	112	31	31	41
Premises and equipment, net	3,224	3,276	3,195	3,656	2,679
Operating lease right-of-use assets	4,927	5,280	4,476	—	—
Derivative assets	30,885	25,698	3,392	999	1,305
Low income housing tax credit investment	981	1,008	1,015	1,044	1,074
Deferred tax asset	—	—	3,153	3,329	3,135
Other assets	7,032	7,951	19,728	4,741	3,621
Total assets	$2,136,844	$2,242,034	$1,891,394	$2,004,318	$2,150,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,394,433	$1,549,886	$1,452,191	$1,525,922	$1,708,590
Interest bearing accounts	453,662	388,764	146,573	152,911	228,736
Deposits held-for-sale	—	—	—	104,172	—
Total deposits	1,848,095	1,938,650	1,598,764	1,783,005	1,937,326
Federal home loan bank advances	20,000	—	—	—	—
Other borrowings	—	53,545	57,135	—	—
Notes payable	4,000	4,286	4,286	4,857	5,143
Subordinated debentures, net	15,813	15,809	15,806	15,802	15,799
Operating lease liabilities	5,237	5,581	4,762	—	—
Accrued expenses and other liabilities	13,085	9,415	9,504	9,408	8,901
Total liabilities	1,906,230	2,027,286	1,690,257	1,813,072	1,967,169
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	167	166	166	166	166
Class B non-voting common stock	12	12	12	12	12
Additional paid-in capital	125,573	125,599	125,684	125,665	125,610
Retained earnings	88,712	82,056	76,900	67,464	59,444
Accumulated other comprehensive income (loss)	16,150	6,915	(1,625)	(2,061)	(1,848)
Total shareholders’ equity	230,614	214,748	201,137	191,246	183,384
Total liabilities and shareholders’ equity	$2,136,844	$2,242,034	$1,891,394	$2,004,318	$2,150,553

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income
Loans, including fees	$13,574	$11,684	$12,726	$38,369	$35,357
Securities	6,510	4,501	1,941	14,044	5,016
Other interest earning assets	1,183	3,058	3,921	8,038	10,386
Dividends and other	121	229	119	472	392
Total interest income	21,388	19,472	18,707	60,923	51,151
Interest expense
Deposits	2,385	1,194	400	3,920	1,386
Federal home loan bank advances	172	—	—	172	19
Notes payable and other	117	443	98	702	315
Subordinated debentures	271	267	239	802	671
Total interest expense	2,945	1,904	737	5,596	2,391
Net interest income before provision for loan losses	18,443	17,568	17,970	55,327	48,760
(Reversal of) provision for loan losses	(858)	152	—	(439)	148
Net interest income after provision for loan losses	19,301	17,416	17,970	55,766	48,612
Noninterest income
Mortgage warehouse fee income	373	346	393	1,085	1,152
Service fees related to off-balance sheet deposits	283	412	573	1,454	1,683
Deposit related fees	1,657	1,171	688	3,815	1,655
Gain on sale of loans	248	156	416	593	699
Gain on sale of branch, net	—	—	—	5,509	—
Other income	38	69	114	168	383
Total noninterest income	2,599	2,154	2,184	12,624	5,572
Noninterest expense
Salaries and employee benefits	8,277	8,082	7,259	25,124	21,335
Occupancy and equipment	892	1,012	742	2,777	2,251
Communications and data processing	1,298	1,123	703	3,458	2,149
Professional services	889	1,073	1,507	3,407	3,918
Federal deposit insurance	39	168	214	382	1,078
Correspondent bank charges	288	301	240	868	914
Other loan expense	47	118	57	290	198
Other real estate owned expense (recovery)	75	5	(10)	80	42
Other general and administrative	806	839	705	2,432	2,461
Total noninterest expense	12,611	12,721	11,417	38,818	34,346
Income before income taxes	9,289	6,849	8,737	29,572	19,838
Income tax expense	2,633	1,693	2,458	8,324	5,525
Net income	6,656	5,156	6,279	21,248	14,313
Basic earnings per share	$0.37	$0.29	$0.35	$1.19	$0.89
Diluted earnings per share	$0.36	$0.28	$0.34	$1.16	$0.86
Weighted average shares outstanding:
Basic	17,840	17,835	17,808	17,830	16,113
Diluted	18,246	18,257	18,254	18,252	16,607